AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of January 8, 2023 (the “Effective Date”) by and between Rezolute, Inc., (formerly AntriaBio, Inc.), a Delaware corporation, having an address of 275 Shoreline Drive, Suite 500, Redwood City, CA 94065 (“Rezolute” or the “Company”), and Nevan Elam (“Executive”).  This agreement amends and replaces the Amended and Restated Employment Agreement entered into on February 23, 2015 between the Company and the Executive (the “Original Agreement”) in its entirety.

In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and Executive hereby accepts employment.

2.

Term. The Executive’s employment hereunder shall commence effective as of January 8, 2023 and shall continue until terminated on the terms and conditions set forth herein. The Term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.	Capacity and Performance.

During the term hereof, Executive shall serve as President and Chief Executive Officer of the Company (the “Position”). In addition, during the term of this Agreement the Company will recommend to its stockholders that Executive be elected to the Board of Directors of the Company (the “Board”) at each meeting of stockholders or in connection with each action by written consent pursuant to which Executive may be elected. Executive shall report directly to the Board. Executive shall have all powers and duties consistent with his position, subject to the direction and control of the Board and shall perform such other duties and responsibilities on behalf of the Company as may reasonably be designated from time to time by the Board.  Executive shall require the approval of the Board to pursue or enter into any transaction or group of related transactions that are not in the ordinary course of business and would be material to the Company. Executive shall devote sufficient time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. Executive shall comply with all written policies of the Company in effect from time to time and shall observe and implement those resolutions and directives of the Board as made or issued from time to time. Executive agrees that under no circumstances shall he undertake any other form of employment or consulting that would conflict with the interests of the Company.

4.

Compensation and Benefits. As compensation for all services performed by Executive hereunder during the term hereof, and subject to performance of the Executive’s duties and obligations pursuant to this Agreement:

(a)

Base Salary. The Company shall pay Executive a base salary of Five Hundred Forty Three Thousand, Three Hundred Seventy Five Dollars ($543,375) per annum, beginning on the Effective Date (the “Base Salary”), payable in accordance with the payroll practices of the Company for its executives, but no less than once per each month.

(b)

Annual Bonus. During the term hereof, Executive shall have the opportunity to earn an annual performance bonus with a target equal to 60% of the Executive’s salary (“Target Bonus”) based upon performance criteria set by the Board in its sole discretion on an annual basis. By way of example, if Executive’s annualized Base Salary is $450,000, then Executive’s target bonus shall be equal to $270,000. It is understood and agreed that notwithstanding the Target Bonus, there shall be no minimum or maximum with respect to any potential annual bonus. The Board shall conduct a performance review of Executive at least once a year on or prior to February 1 of each year, commencing in 2016. The Company may, from time to time, pay such other bonus or bonuses to Executive as the Board or a compensation committee of the Board, in its sole discretion, deems appropriate. In order to receive the annual performance bonus, Executive must continue to be employed by the Company through the end of the period with respect to which the annual performance bonus has been earned. The annual performance bonus will be paid to Executive at such time as bonuses for the applicable period are regularly paid to senior executives of the Company; provided, however, in no event will the annual performance bonus be paid later than February 28 of the following calendar year.

(d)

Equity Incentives. Executive has been previously issued options to purchase shares of common stock of the Company at an exercise price and such options shall remain in full force and effect.  Executive shall be eligible to participate in the Company’s equity incentive plans, if any, and any options or restricted stock granted under such plan shall be deemed to be Stock Options for purpose of this Agreement.  In addition, Executive shall be eligible to participate in the Company’s Restricted Stock Unit Plan, if any.  Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any equity incentive plan at any time without providing Executive notice, and the right to do so is expressly reserved.

(e)

Vacations. During the term hereof, Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by Executive and subject to the reasonable business needs of the Company. Vacation time shall not cumulate from year to year.

(f)

Employee Benefits. During the term hereof, Executive shall be entitled to participate in health, dental, life insurance, retirement, and other benefits (“Benefits”) provided generally to similarly situated employees of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.  Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

(g)

Business Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board for senior executives of the Company, and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5.	Termination of Employment. Executive’s employment hereunder may terminate as set forth below.

(a)

Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately terminate.  In that event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, any earned and unpaid Base Salary through the date of termination plus an amount equal to his annual Target Bonus. The Company shall have no further obligation or liability to Executive or his estate.

(b)

Disability. In the event that Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform the essential functions of his position hereunder, with or without reasonable accommodation, for at least eighty (80) days during any period of one-hundred eighty (180) consecutive calendar days, the Company may terminate the Executive’s employment with thirty (30) day written notice.  In that event, the Company shall pay to the Executive, any earned and unpaid Base Salary and his pro-rated annual Target Bonus through the date of termination. The Company shall have no further obligation or liability to the Executive.

(c)

By the Company for Cause.  Employment with the Company is not for a specific term and can be terminated by Executive or by the Company or its successors at any time for any reason, with or without Cause, subject to the following terms.  As used herein, “Cause” shall mean (i) any act that materially violates this agreement or the employment policies of the Company, (ii) any failure by the Executive to perform assigned job responsibilities that continues unremedied for a period of thirty (30) days after written notice to Executive by the Company (iii) any willful misconduct by Executive that may result in material harm to the Company or its employees, consultants or directors,  (iv) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company, (v) embezzlement or fraud committed (or attempted) by Executive, or at his direction, (vi) Executive’s conviction of, indictment for, or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has a material adverse impact on the performance of Executive’s duties to the Company or otherwise result in material injury to the reputation or business of the Company. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall not have any further obligation or liability to the Executive, other than for Base Salary earned and unpaid through the date of termination. Any unvested stock options shall be forfeited and vested stock options not exercised prior to termination shall expire and no longer be exercisable.

(d)	By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon fourteen (14) days advance written notice.

(e)

By the Executive. Executive may terminate his employment, without Cause or with Good Reason, at any time upon at least thirty (30) days’ advance written notice to the Company.  The term “Good Reason” shall mean a material reduction in Executive’s duties or material reduction in compensation, except for a reduction in compensation that affects all members of management on the same percentage basis.

(f)

Change of Control.  If the Company terminates Executive without Cause within twelve (12) months following a Change of Control or if Executive terminates for Good Reason within twelve (12) months following a Change of Control, provided Employee signs and does not revoke a general release of claims against the Company and its affiliates on a form substantially similar to the form attached to this Agreement as Exhibit A, and subject to Employee’s compliance with each post-employment obligation under this Agreement or any Prior Agreement not superseded by this Agreement, in addition to the Severance Benefits specified in Section 4(g)(i)(A) and (C) below, all Stock Options that are subject to vesting shall have the vesting accelerate and become fully vested, any shares of capital stock of the Company that are subject to a right of repurchase shall have such right of repurchase lapse and units then held by Executive pursuant to a restricted stock unit plan shall immediately vest and become exercisable. All of Executive’s equity in the Company that has vested upon such termination shall have an exercise period of twelve (12) months following Executive’s termination of Employment without Cause or for Good Reason within twelve (12) months following a Change of Control.   “Change in Control” means an event or occurrence set forth in any one or more of subsections below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i)

the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiring Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Acquiring Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii)

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

(g)           Severance Benefits.

(i)

In the event that the Company terminates the Executive’s employment without Cause (as defined above subject to the terms and conditions of this Section 5(g)) or Executive terminates his employment for Good Reason, provided Employee signs and does not revoke a general release of claims against the Company and its affiliates on a form substantially similar to the form attached to this Agreement as Exhibit A, and subject to Employee’s compliance with each post-employment obligation under this Agreement or any Prior Agreement not superseded by this Agreement, (A) the Company will pay an amount equal to the Three times the Base Salary plus

150% of the annual Target Bonus as severance on a monthly basis to Executive and will provide the continuation of the benefits set forth in Section 4(e) for a period of twelve months (the “Severance Period”) following Executive’s termination, (B) any Stock Options that are subject to vesting shall have vesting accelerated with respect to the number of shares that would have vested during the eighteen (18) month period following the termination of Executive’s employment without Cause or for Good Reason (and any shares of capital stock of the Company that are subject to a right of repurchase shall have such right of repurchase lapse with respect to the number of shares that would have lapsed during the eighteen (18) month period following the termination of Executive’s employment without Cause or for Good Reason), and (C) accrued and unused vacation at the time of termination up to a maximum of four weeks shall be paid to Executive. All of Executive’s equity in the Company that has vested as of the termination of Executive’s employment without Cause or for Good Reason will also have an exercise period of twelve (12) months following the occurrence of the termination without Cause or for Good Reason.

(ii)

The severance amount and benefits continuation set forth in Section 5(f)(i) are referred to herein as the “Severance Benefits.” The continuation of any group health plan benefits shall be to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular employer portion of the premium for such benefits paid by the Company. The Executive’s right to receive Severance Benefits under Subsection 5(f)(i) is conditioned upon (x) the Executive’s prior execution and delivery to the Company of a reasonably satisfactory general release of any and all claims and causes of action of Executive against the Company and its officers and directors, excepting only the right to any compensation, benefits and/or reimbursable expenses due and unpaid under Sections 4 and/or 5(f)(i) of this Agreement, and (y) the Executive’s continued performance of those obligations hereunder that continue by their express terms after the termination of his employment, including without limitation those set forth in Sections 8. Any Severance Benefits to be paid hereunder shall be payable in accordance with the payroll practices of the Company for its executives generally as in effect from time to time, and subject to all required withholding of taxes.

6.

Effect of Termination. Upon termination of this Agreement, all obligations and provisions of this Agreement shall terminate except with respect to any accrued and unpaid monetary obligations and vesting acceleration provisions and except for the provisions of Section 7 through (and inclusive of) 20 hereof.

7.           Confidential Information; Assignment of Inventions.

(a)	Executive acknowledges that the Company and its Affiliates will continually develop Confidential Information and Proprietary Information (as defined below), that Executive may develop

Confidential Information and Proprietary Information for the Company or its Affiliates, and that Executive may learn of Confidential Information and Proprietary Information during the course of his employment with the Company. Executive agrees that, except as required for the proper performance of his duties for the Company, he will not, directly or indirectly, use or disclose any Confidential Information or Proprietary Information. Executive understands and agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for termination.

(b)

Executive agrees that all Confidential Information and Proprietary Information, including, without limitation all work products, inventions methods, processes, designs, software, apparatuses, compositions of matter, procedures, improvements, property, data documentation, information or materials that the Executive, jointly or separately prepared, conceived, discovered, reduced to practice, developed or created during, in connection with, for the purpose of, related to, or as a result of his employment with the Company, and/or to which he has access as a result of his employment with the Company (collectively, the “Inventions”) is and shall remain the sole and exclusive property of the Company.

(c)

Executive by his signature on this Agreement unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest in the Inventions (as defined above, including all patent, copyright, trade secret and any other intellectual property rights therein) and will take any steps and execute any further documentation from time to time reasonably necessary to effect such assignment free of charge to the Company. Executive will further execute, upon request, whether during, or after the termination of, his employment with the Company, any and all applications for patents, assignments and other papers, which the Company may deem necessary or appropriate for securing such Inventions for the Company.

(d)

Except as required for the proper performance of his duties, Executive will not copy any and all papers, documents, drawings, systems, data bases, memoranda, notes, plans, records, reports files, data (including original data), disks, electronic media etc. containing Confidential Information or Proprietary Information (“Documents”) or remove any Documents, or copies, from Company premises. Executive will return to the Company immediately after his employment terminates, and at such other times as may be specified by the Company, all Documents and copies and all other property of the Company and its Affiliates then in his possession or control.

8.

Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Section 7 hereof. Executive acknowledges that the covenants contained in Section 7 are reasonably necessary to protect the goodwill of the Company that is its exclusive property. Executive further acknowledges and agrees that, were he to breach any of the covenants contained in Section 7 hereof, the damage would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond.

9.

Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. Executive will not disclose to or use any confidential or proprietary information of a third party without such party’s consent.

10.

Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 10 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)           “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b)           “Confidential Information” means any and all information, inventions, discoveries, ideas, writings, communications, research, engineering methods, developments in chemistry, manufacturing information, practices, processes, systems, technical and scientific information, formulae, designs, concepts, products, trade secrets, projects, improvements and developments that relate to the business of the Company or any Affiliate and are not generally known by others, including but not limited to (i) products and services, technical data, methods and processes, (ii) marketing activities and strategic plans, (iii) financial information, costs and sources of supply, (iv) the identity and special needs of customers and prospective customers and vendors and prospective vendors, and (v) the people and organizations with whom the Company or any Affiliate has or plans to have business relationships and those relationships. Confidential Information also includes such information that the Company or any Affiliate may receive or has received belonging to customers or others who do business with the Company or any Affiliate and any publication or literary creation of the Executive, developed in whole or in part while Executive is employed by the Company, in whatever form published the content of which, in whole or in part, relates to the business of the Company or any Affiliate. Confidential Information shall not include any information or materials that Executive can prove by written evidence (i) is or becomes publicly known through lawful means and without breach of this Agreement by Executive; (ii) was rightfully in Executive’s possession or part of Executive’s general knowledge prior to the Effective Date; or (iii) is disclosed to Executive without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions.

(c)           “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

(d)           “Proprietary Information” means any and all intellectual property subject to protection under applicable copyright, trademark, trade secret or patent laws if such property is similar in any material respect with the products and services offered by the Company or any Affiliate.

11.	Withholding. All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.

12.

Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and shall assign its obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

13.

Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.

Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.

Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or by overnight courier or delivery service, or three business days after being deposited in United States mail, postage prepaid, registered or certified, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, to the attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

16.

Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

17.	Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and an expressly authorized representative of the Company.

18.	Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20.	Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Colorado, without regard to the conflict of laws principles thereof.

21.           Tax Matters.

(a)

In the event of an event constituting a change in the ownership or effective control of Company or ownership of a substantial portion of the assets of Company described in Code Section 280G(b)(2)(A)(i) (a “280G Transaction “), Company shall cause its independent auditors or another person or entity approved by the Company and Executive promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, Executive under this Agreement, the 2012 Plan and any other arrangements providing for payments or benefits contingent on the occurrence of a 280G Transaction (irrespective of whether such payments or benefits are then payable to

Executive at that time), and any other agreement or plan under which Executive may individually or collectively benefit (collectively the “Original Payments”), to determine the applicability of Code Section 4999 to Executive in connection with such event. Company’s independent auditors or such other approved party will perform this analysis in conformity with the foregoing provisions and will provide Executive with a copy of their analysis and determination. Notwithstanding anything contained in this Agreement to the contrary, to the extent that the Original Payments would be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), the Original Payments shall be reduced (but not below zero) to the extent necessary so that no Original Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by him if no such reduction was made. For purposes of this Agreement, “net after-tax benefit” shall mean (a) the Original Payments which Executive receives or is then entitled to receive from Company that would constitute “parachute payments” within the meaning of Code Section 280G, less (b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of the Excise Tax imposed with respect to the payments and benefits described in (a) above. If a reduction is to occur pursuant to this Section 24(a), the payments and benefits shall be reduced in the following order: any cash severance to which Executive becomes entitled (starting with the last payment due), then other cash amounts that are parachute payments (starting with the last payment due), then any stock option awards that have exercise prices higher than the then-fair market value price of the stock (based on the latest vesting tranches), then restricted stock and restricted stock units based on the latest awards scheduled to be distributed, and then other stock options based on the latest vesting tranches. The fees and expenses of Company’s auditor or any other party for services in connection with the determinations and calculations contemplated by this provision will be borne by Company.

(b)

The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“ Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that he believes that any provision of this Agreement (or of any award of any compensation or benefits) would cause him to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the

Company independently makes such determination, the Company shall, after consultation with the Executive, to the extent legally permitted and to the extent it is possible to timely reform the provision to avoid taxation under Code Section 409A, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to both Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(c)	For purposes of the application of Treasury Regulation § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.

(d)

If the termination of employment giving rise to the severance benefits described in Sections 5 or 6 is not a “separation from service” within the meaning of Treasury Regulation § 1.409A- 1(h)(1), then to the extent necessary to avoid the imposition of any accelerated or additional tax under Code Section 409A, such benefits will be deferred without interest until Executive’ experiences a separation from service.

If at the time of Executive’s separation from service, (i) he is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable to Executive constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A (the “ Delay Period “), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period. To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(e)

To the extent an expense or in-kind benefit provided pursuant to this Agreement constitutes a “deferral of compensation” within the meaning of Code Section 409A (1) the expenses will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (2) the amount of expenses eligible for reimbursement or in-kind benefits provided during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, (3) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

IN WITNESS WHEREOF, this Amended and Restated Agreement has been executed by Executive and the Company, as approved by the Board of Directors by Unanimous Written Consent, by its duly authorized representative, as of the date first above written.

Executive:	Rezolute, Inc.

/s/ Nevan Elam	By: /s/ Wladimir Hogenhuis
Nevan Elam	Wladimir Hogenhuis
Director

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This is a Separation Agreement and General Release of Claims (“Agreement”) dated as of [INSERT DATE] between Rezolute, Inc. (the “Company”), and Nevan Elam (“Employee”).  Employee and the Company are referenced together herein as the “Parties.”

RECITALS

A.WHEREAS, Employee’s employment or other relationships with any of the Company Releasees (as defined below) will separate effective [INSERT DATE] (“Separation Date”).
B.Though this Agreement, Employee and Company mutually desire to settle all claims Employee has or might have against the Company through the date of execution hereof, including but not limited to those arising out of or relating to Employee’s prior service to the Company, and/or any Company Releasee, and/or the termination thereof.

TERMS AND SETTLEMENT

1.Effective Date.  This Agreement shall become effective eight (8) days after the later of a) the Separation Date, or b) the date of signature date of this Agreement, if signed after the Separation date (“Effective Date”).
2.No Admission of Liability.  None of the Parties, by entering into and fulfilling this Agreement, admit to any wrongdoing or liability, and each party denies any allegation of wrongdoing.  The Parties intend, by their actions pursuant to this Agreement, merely to avoid the expense, delay, uncertainty, and burden of potential litigation.
3.Consideration by the Company.  In consideration for Employee’s promises made herein, the Company agrees to the following, which Employee acknowledges and agrees is full and adequate consideration for Employee’s execution of this Agreement:
3.1.Severance.  Provided that Employee meets all of Employee’s promises and obligations under this Agreement, including signing, and not revoking, the release of claims under the ADEA, the Company will pay Employee the gross amount of $[INSERT AMOUNT OF SEVERANCE], less all applicable withholdings and deductions, which amount shall be paid to Employee in 12 equal monthly payments of $[INSERT], less applicable taxes and withholding beginning on the first regular payroll date after the Effective Date. Furthermore, [INSERT APPROPRIATE STOCK VESTING TERMS].

Employee agrees and acknowledges that Employee would have no right to the severance benefits provided by this Agreement but for Employee’s execution and compliance with the terms of this Agreement, and that such severance includes all severance due and owing to Employee under the terms of Employee’s [INSERT DATE] Amended and Restated Employment Agreement.

4.Entire Consideration.  Employee agrees that the consideration set forth in Paragraph 3 and its subparts shall constitute the entire consideration provided in return for Employee’s promises and agreements herein, and that Employee will not seek any further remuneration or payment from the Company for wage, damage, interest, penalty, expense, action, attorneys’ fees or cost, either individually or as part of a class, in connection with the matters encompassed by the Agreement and/or arising out of Employee’s services to the Company and/or the termination thereof.
5.Taxes.  Employee shall pay in full and be solely responsible for all taxes, interest or penalties relating to the consideration, and agrees to indemnify the Company against any assessment, and is not relying on any representations by the Company on this subject matter.

6.Return of the Company’s Property.  Employee represents that as of the Separation Date, Employee has returned any and all confidential and/or proprietary information of the Company (including but not limited to those of its clients and prospective clients) and other property of the Company in Employee’s possession.  Such property includes, but is not limited to, all tangible and intangible property belonging to the Company and relating to Employee’s services to the Company, including computer/network password(s).  By executing this Agreement, Employee represents and warrants that Employee has not retained any copies, electronic or otherwise, of such property.
7.Payment of Salary.  Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, stock, stock options, vesting, commissions and any and all other benefits and compensation due to Employee, provided that the foregoing shall not relieve the Company of its obligation to pay Employee’s earned and unpaid salary through the Separation Date.  Such amounts are not consideration for this Agreement.
8.Release of Claims.  In consideration for the promises set forth in this Agreement, Employee does hereby — for Employee and for Employee’s heirs, spouse, representatives, attorneys, executors, administrators, successors, relatives and assigns — release the Company and all of its current and former corporate subsidiaries, brother/sister companies, affiliates, partners, predecessors, successors and assigns, and all of their current and former owners, directors, officers, supervisors or managers, employees, agents, representatives, and attorneys and all persons acting under, by, through, or in concert with any of them (collectively “Company Releasees”), from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses  (including but not limited to attorneys’ fees), damages, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before the Effective Date of this Agreement, including but not limited to any claims based on, arising out of, or related to Employee’s employment with Company or the termination thereof, any claims for any alleged physical or emotional injuries, and/or any claims arising from rights under federal, state, and/or local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment, discrimination or retaliation on the basis of race, national origin, age, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment, discrimination, or retaliation; statutory or common law claims of any kind, including but not limited to:
a.	Title VII of the Civil Rights Act of 1964, the Americans with Disability Act of 1990, as amended, the California Family Rights Act (Cal. Govt. Code § 12945.2 et seq.), the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.);
b.	California Labor Code, including for penalties under Labor Code § 2699, et. seq., and the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1971, as amended;
c.	Any statutory provision regarding retaliation/discrimination including retaliation prohibited by Labor Code §§ 1102.5, 232.5, and 132(a), the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002;
d.	Contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claim for damages or declaratory or injunctive relief of any kind;
e.	The federal Fair Credit Reporting Act and California Investigative Consumer Reporting Agencies Act;
f.	Any common law claims whatsoever, claims for equity, stock options or any other benefits; and

g.	Any amounts allegedly due as wages, benefits, penalties or damages as a result of the employment relationship.

Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with a government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission.  However, Employee agrees he or she is waiving the right to monetary damages or other equitable or monetary relief as a result of such proceedings.  Nothing in this agreement prohibits Employee from seeking a whistleblower award pursuant to Section 21F of the Securities Exchange Act.

9.No Worker’s Compensation Pending.  Employee expressly represents and warrants that Employee has not suffered any workplace injury during Employee’s performance of services for the Company, and has not filed, and has no intention of filing and/or pursuing any claim for workers’ compensation benefits against the Company.  The Company expressly relies on Employee’s representation as a material inducement to enter into this Agreement.
10.Civil Code Section 1542.  In furtherance of this settlement, Employee expressly waives any rights Employee may have under California Civil Code Section 1542, or other state’s similar statutes.  Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

11.ADEA Release.  Employee specifically agrees and acknowledges:
a.	That Employee’s waiver of rights under this Agreement includes a release of all claims relating to Employee’s age and is knowing and voluntary as required under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. ("ADEA") and the Older Workers Benefit Protection Act ("OWPA");
b.	That Employee understands the terms of this Agreement;
c.	That Employee has been advised to consult with an attorney prior to executing this Agreement;
d.	That Employee’s waiver under this Agreement is in exchange for consideration which Employee is not otherwise entitled to;
e.	That the Company has given Employee a period of up to twenty-one (21) days within which to consider this Agreement;
f.	That, following Employee’s execution of this Agreement, Employee has seven (7) days in which to revoke Employee’s agreement to this Agreement by notifying the Company in writing and that, if Employee chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment listed above shall then be made to Employee in accordance with the terms of this Agreement;
g.	This Agreement does not release ADEA and OWPA claims occurring after the date of signing.
12.No Filings and Covenant Not to Sue.  A “covenant not to sue” is a legal term that means a person promises not to file a lawsuit or other legal proceeding.  It is different from the release of claims contained above.  Besides waiving and releasing the claims above, Employee promises never to file or prosecute any legal claim of any kind against any of the Company Releasees identified in Paragraph 8 in any forum for any reason based on any act, omission, event, occurrence, or nonoccurrence, from the beginning of time to the Effective Date, including but not limited to claims, laws or theories covered by the General Release.  Excluded from this covenant not to sue (which means that Employee still may file certain charges) is the right to file charges with, or assist/participate in an investigation conducted by, any agency that expressly prohibits waiver of such rights, such as the U.S. Equal Employment Opportunity Commission.  Employee understands and agrees that Employee is waiving, however, any right to monetary recovery, including but not limited to compensatory or punitive damages, attorneys’ fees or costs, or other damages or recovery should such an agency, or any other person, entity or group, pursue any claim on Employee’s behalf.  Employee represents that, as of the date Employee executes this Agreement, Employee has not filed or caused to be filed any claims against any of the Company Releasees.  Nothing in this agreement prohibits Employee from seeking a whistleblower award pursuant to Section 21F of the Securities Exchange Act.
13.Confidentiality.  Employee agrees that Employee will not disclose the terms of this Agreement to any individual or entity, except to Employee’s spouse, attorney, tax consultant, accountant, state and federal tax authorities, or as required by law. Employee also agrees to abide by the continuing obligations in any confidentiality, nondisclosure, or arbitration agreements executed during his or her employment, and specifically agrees to hold in the strictest confidence, and not to use or to disclose, to any person, firm or corporation, any non-public information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers, suppliers and vendors, software, developments, inventions, processes, formulas, technology, prototypes, designs, sketches, drawings, engineering, hardware configuration information, marketing plans, finances, pilot projects, and other business information (“Company Confidential Information”).  Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Employee or others. Notwithstanding any other provision in this Agreement, nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
14.Cooperation.  Employee agrees to reasonably cooperate with the Company’s reasonable requests for information after the Separation Date (including in connection with any pending litigation, arbitration, or other legal dispute which may relate to Employee’s job duties or tasks during his employment).  The Company will only make such requests when it deems necessary, and when the information sought is not otherwise available within the Company.
15.No Attorneys’ Fees and Costs. The Parties agree that they shall bear their own respective costs and fees, including attorneys’ fees, in the negotiation and execution of this Agreement.
16.Full and Independent Knowledge.  The Parties represent that they have thoroughly discussed all aspects of this Agreement with their respective attorneys (or have been provided the right to do so), fully understand all of the provisions of the Agreement, and are voluntarily and knowingly entering into this Agreement.
17.Ownership of Actions.  Employee has not transferred or assigned, or purported to transfer or assign, to any person or entity, any action described in this Agreement.  Employee further agrees to indemnify and hold harmless each and all of the Company Releasees against any and all actions based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.
18.Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of California applicable to contracts made and to be performed entirely within California.
19.Severability.  Should any provision in this Agreement be determined to be invalid, the validity of the remaining provisions shall not be affected thereby, and the invalid provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.
20.Entire Agreement.  This Agreement sets forth the entire agreement between the Parties and supersedes any prior agreements between the Parties pertaining to the subject matter of this Agreement.

21.No Representations.  The Parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made by any other Party or that Party’s agents, representatives, or attorneys to induce the execution of this Agreement.  It is further understood and agreed that Employee has not relied upon any advice whatsoever from the Company or its counsel.
22.No Modification or Waiver.  No modification or waiver of the terms of this Agreement shall be effective unless it appears in a writing signed by all Parties to this Agreement.
23.Interpretation of Agreement.  The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.  The headings provided in underline are inserted for the convenience of the Parties and shall not be construed to limit or modify the text of this Agreement.
24.Successors.  This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, and assigns, and shall inure to the benefit of each and all of the Company Releasees, and to their heirs, representatives, executors, administrators, successors, and assignees.
25.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Furthermore, signatures delivered via facsimile transmission or portable document format (PDF) shall have the same force effect as the originals thereof, except that any Party has the right to insist on receipt of the original signature of the other Party before complying with its own obligations under this Agreement.
26.Notification.  Notice to be given under this Agreement shall be sent to the Company care of [INSERT] and to Employee at the addresses listed on the signature page hereto.

THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THE AGREEMENT, HAVE BEEN ADVISED OF THEIR RIGHT TO CONSULT WITH COUNSEL CONCERNING THIS AGREEMENT, AND KNOW AND UNDERSTAND ITS CONTENTS.

AGREEING PARTIES

Dated: _________________
Nevan Elam

Address:

Dated: _________________	Rezolute, Inc.

Sign:

[COMPANY SIGNATORY]